Exhibit 10.6

FIFTH AMENDMENT OF LEASE AGREEMENT

THIS FIFTH AMENDMENT OF LEASE AGREEMENT (this “Fifth Amendment”) made as of the 25th day of March, 2008 by and between MITCHMAR ATLANTA PROPERTIES, INC., a Delaware corporation, having its principal office at c/o Jacobson Family Investments, 152 West 57th Street, 56th Floor, New York, New York 10019 (hereinafter called “Landlord”), and SID TOOL CO., INC., a New York corporation, having its principal office at 75 Maxess Road, Melville, New York 11747 (hereinafter called “Tenant”).

RECITALS

WHEREAS, Landlord and Tenant entered into an Agreement of Lease dated as of July 13, 1989 (as amended, the “Original Lease”), as amended by a First Amendment to Lease dated as of August 10, 1996, a Second Amendment to Lease dated as of May 7, 2003 (“Second Amendment”), a Third Amendment to Lease Agreement dated as of November 11, 2003, and a Fourth Amendment of Lease Agreement dated as of March 17, 2007 (“Fourth Amendment”)  (collectively, the “Lease”) for the leasing of the 376,738 square foot building (the “Building”) and an additional 148,000 square foot space (added to the Building by Tenant pursuant to the Second Amendment) located at 6700 Discovery Boulevard, Mableton, Georgia, which Building is located on “Parcel C” (the “Original Building Lot”), together with two building lots known as Parcel A and Parcel B, as shown on Exhibit A annexed hereto and made a part hereof (the “Existing Premises”); and

WHEREAS, Landlord and Tenant desire to amend the Lease to, among other things, lease to Tenant (i) an additional approximately 172,000 square foot warehouse addition, to be constructed by Landlord on the Original Building Lot as an expansion to the Building as more particularly shown on Exhibit A, pursuant to the terms of this Fifth Amendment (the “Expansion Premises”; the Existing Premises and the Expansion Premises together comprise the “New Premises”), (ii) extend the term of the Lease, as amended by this Fifth Amendment, to the Extended Expiration Date (as hereinafter defined), and (iii) modify certain other provisions of the Lease as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which being hereby acknowledged, the parties agree as follows:

ARTICLE I

Definitions

1.1 The recitals are specifically incorporated into the body of this Agreement and shall be binding upon the parties hereto.

1.2 Unless expressly set forth to the contrary and except as specifically modified by this Fifth Amendment, all capitalized or defined terms shall have the meanings ascribed to them in the Lease.

1.3 The term “Effective Date,” as used herein, shall mean and refer to the date which is the earliest to occur of (a) the “substantial completion” (as hereinafter defined) of the Expansion Premises Work (as hereinafter defined), (b) Tenant’s occupancy of the Expansion Premises for the purposes of conducting its business, or (c) July 1, 2008.  The term “substantially completed” or “substantial completion” as used herein is defined to mean the date on which the only items of the Expansion Premises Work to be completed are those which do not interfere with Tenant’s occupancy and substantially full enjoyment of the Expansion Premises.

1.4 From and after the Effective Date, the term “Building” shall be deemed to include the Expansion Premises.

ARTICLE II

Lease Modifications

2.1 Granting Clause and Construction of Expansion Premises Work.  (A)  Effective as of the date hereof, Landlord hereby leases to Tenant and Tenant hereby hires from Landlord the Expansion Premises in accordance with the terms hereof.

(B)           Landlord shall perform, at Landlord's expense not to exceed the amount of Five Million Three Hundred Seventy-Two Thousand Six Hundred Seventy-Five Dollars ($5,372,675.00), the work as described on Exhibit B attached hereto and made a part hereof (the “Expansion Premises Work”).  Landlord shall perform the Expansion Premises Work in accordance with all applicable laws, rules, orders, ordinances, regulations, statutes, requirements, codes and executive orders of all governmental authorities having jurisdiction over the Expansion Premises Work, and of any applicable fire rating bureau, or other body exercising similar functions.  Landlord shall perform Landlord's Work in accordance with good construction practices prevailing in the jurisdiction where the Expansion Premises Work is being constructed.  In the event that the cost of the Expansion Premises Work exceeds the amount for which Landlord is responsible as provided in this paragraph, Tenant shall pay such excess periodically within 10 days after submission by Landlord of an invoice therefor.

(C)           Notwithstanding that Landlord has agreed to perform the Expansion Premises Work, nothing in the Lease, as amended by this Fifth Amendment, shall require  Landlord to pay for any future expansions of, or additions to, the New Premises.

2.2 Term.  (A)  Effective as of the Effective Date, Section 2.1.3 of the Second Amendment is hereby modified and amended to reflect that the term of the Lease is hereby extended to and including the day preceding the day which is twenty-two (22) years after (i) the Effective Date, if such date is the first day of a calendar month, or (ii) the first day of the first full calendar month following the Effective Date, if such date is not the first day of a calendar month (the “Extended Expiration Date”).

(B)           For the purposes of this Fifth Amendment, a “New Lease Year” shall be comprised of twelve (12) consecutive calendar months.  The first New Lease Year shall commence on July 1, 2008 and end on June 30, 2009 and each succeeding New Lease Year shall commence on the next succeeding July 1 and end on the next succeeding June 30.  Notwithstanding the foregoing, if the Effective Date is other than July 1, 2008, then the first Lease Year shall include the additional period from the Effective Date through and including June 30, 2008 (such additional period is hereinafter referred to as the “Stub Period”).

2.3 Rent.  (A)  With respect to the Existing Premises, Tenant shall continue to pay fixed rent in accordance with the terms of the Second Amendment through the Effective Date.  Such fixed rent shall be allocable entirely to the Existing Premises.

(B)  With respect to the New Premises, effective as of the Effective Date, the fixed rent shall be as set forth on Exhibit B attached hereto and made a part hereof.  If the Effective Date is not the first day of a calendar month, then the fixed rent for the period from the Effective Date to the end of the calendar month in which the Effective Date occurs shall be an amount equal to the product obtained by multiplying (a) the number of days from the Effective Date to the end of the calendar month in which the Effective Date occurs, by (b) a fraction, the numerator of which is $139,616.00 and the denominator of which is the number of days in such calendar month in which the Effective Date occurs.

(C)           For each rent period, each monthly installment of fixed rent during such period shall be payable in advance on the first day of each calendar month occurring during such period.

2.4 Fair Market Rent Determination.  (A)  The term “Fair Market Rent” shall mean the annual fair market rental value of the New Premises.  The Fair Market Rent shall be determined assuming that the New Premises is free and clear of all leases and tenancies (including this Lease), that the New Premises is available for the purposes permitted by this Lease in the then rental market, that Landlord has had a reasonable time to locate a tenant, and that neither Landlord nor the prospective tenant is under any compulsion to rent, that the condition of the New Premises is in compliance with the terms of this Lease, and taking into account all other relevant factors.

(B)           On a date mutually agreed upon, but in no event later than one hundred eighty (180) days before the end of the twentieth New Lease Year, Landlord and Tenant shall each provide to the other a rent notice for the determination of the Fair Market Rent for the New Premises (the “Rent Notice”), which Rent Notice shall set forth each of their respective determinations of the Fair Market Rent (Landlord's determination of the Fair Market Rent is referred to as "Landlord's Determination" and Tenant's determination of the Fair Market Rent is referred to as "Tenant's Determination").  If (i) Landlord fails to give Landlord's Determination to Tenant, and (ii) Tenant tenders Tenant's Determination to Landlord, then the Fair Market Rent for the New Premises shall be Tenant's Determination.  If (i) Tenant fails to give Tenant's Determination to Landlord, and (ii) Landlord tenders Landlord's Determination to Tenant, then the Fair Market Rent for the New Premises shall be Landlord's Determination.

(C)           If Tenant's Determination is different than Landlord's Determination, then Landlord and Tenant shall attempt in good faith to agree upon the Fair Market Rent for a period of thirty (30) days after the date that Landlord gives Landlord's Determination to Tenant, and Tenant gives Tenant's Determination to Landlord.  If the Landlord’s Determination and the Tenant’s Determination differ by ten percent (10%) of the higher of such amounts or less, then the Fair Market Rent for the New Premises shall be the average of the Landlord’s Determination and the Tenant’s Determination.  If the Landlord’s Determination and the Tenant’s Determination differ by more than ten percent (10%) of the higher of such amounts, then Landlord and Tenant shall select jointly an independent real estate appraiser that (i) neither Landlord nor Tenant, nor any of their respective Affiliates, has engaged during the immediately preceding period of three (3) years, and (ii) has at least five (5) years of experience in leasing properties that are similar in character to the New Premises (such appraiser being referred to herein as the "Appraiser").   Landlord and Tenant shall each pay fifty percent (50%) of the Appraiser's fee.  If Landlord and Tenant do not agree on the Appraiser within ten (10) days after the last day of such period of thirty (30) days, then either party shall have the right to institute an expedited arbitration proceeding in accordance with the Commercial Rules of the American Arbitration Association then currently in effect and the laws of the State of Georgia for the sole purpose of designating the Appraiser.

(D)           The parties shall instruct the Appraiser to choose either Landlord's Determination or Tenant's Determination as the better estimate of Fair Market Rent for the New Premises, within thirty (30) days after the date that the Appraiser is designated.  The Appraiser's aforesaid choice shall be conclusive and binding upon Landlord and Tenant.  Each party shall pay its own counsel fees and expenses, if any, in connection with the procedure described in this Paragraph 2.4.  The Appraiser shall not have the power to supplement or modify any of the provisions of this Lease.

(E)           If the final determination of the Fair Market Rent is not made on or before the last day of the twentieth New Lease Year in accordance with the provisions of this Paragraph 2.4, then, pending such final determination, the Fair Market Rent shall be deemed to be an amount equal to the average of Landlord's Determination and Tenant's Determination.  If, based upon the final determination hereunder of the Fair Market Rent, the payments made by Tenant on account of the fixed rent for the period prior to the final determination of the Fair Market Rent were less than the fixed rent payable for such period, then Tenant, not later than the tenth (10th) day after Landlord's demand therefor, shall pay to Landlord the amount of such deficiency, together with interest thereon at the rate set forth in Paragraph 62 of the Lease.  If, based upon the final determination of the Fair Market Rent, the payments made by Tenant on account of the fixed rent for the period prior to the final determination of the Fair Market Rent were more than the fixed rent due hereunder for such period, then Landlord, not later than the tenth (10th) day after Tenant's demand therefor, shall pay such excess to Tenant (it being agreed that if Landlord fails to make such payment within thirty (30) days after Tenant's demand therefor, then Tenant shall have the right to apply against the Rental thereafter coming due hereunder an aggregate amount equal to such excess, with interest thereon at the rate set forth in Paragraph 62 of the Lease).

2.5 Effective as of the date hereof, Paragraph 72 of the Lease shall be deleted in its entirety and the following substituted therefor:

“72.  Right of First Offer for Building:  (A)  Landlord recognizes that, if Landlord desires to sell the New Premises, Tenant would be the most likely purchaser.  Accordingly, Landlord and Tenant have agreed to this Paragraph 72 for the purpose of facilitating such a sale in the future to Tenant.  In the event that Landlord desires to sell the New Premises during the term of this Lease, then before offering it for sale to a third party, and so long as Tenant is not in default under this Lease beyond any notice or cure period provided herein for the cure thereof, Landlord shall notify Tenant (“Landlord’s Notice”) of its intention to sell the New Premises.  Tenant shall, within fifteen days after receipt of Landlord’s Notice, notify Landlord in writing (“Tenant’s Notice”) whether it is interested in purchasing the New Premises.  If Tenant does not indicate that it is interested in purchasing the New Premises pursuant to Tenant’s Notice within such fifteen day period, then Tenant shall not have the right to purchase the New Premises and Landlord shall have the right, for a period of twelve months after such fifteenth day, to sell the New Premises to a third party on such terms and conditions as Landlord shall determine, and Landlord shall not be required to offer the New Premises to Tenant during such period.  If, prior to the end of such twelve month period, Landlord has entered into a binding contract with a third party for the sale of the New Premises, the closing of such sale may occur after such twelve month period.  If Landlord has neither sold the New Premises nor entered into a binding contract for the sale of the New Premises by the end of such twelve month period and Landlord thereafter desires to sell the New Premises, the provisions of this Paragraph 72 shall again be applicable.

(B)           If Tenant expresses its interest in purchasing the New Premises as provided in Paragraph 72(A) pursuant to a timely delivered Tenant’s Notice, then within ten days after such notice Landlord and Tenant shall each select an appraiser to determine the then fair market value of the New Premises, which shall be the price at which a willing buyer would buy and a willing seller would sell the New Premises, neither being under a compulsion to buy or sell, as the case may be, and assuming for this purpose Tenant’s compliance with all terms and conditions of this Lease (the “Fair Market Value”).   (The amount determined by the appraiser selected by Landlord is hereinafter referred to as “Landlord’s Value” and the amount determined by the appraiser selected by Tenant is hereinafter referred to as “Tenant’s Value”.)  If Landlord’s Value and Tenant’s Value differ by 10% of the higher of such amounts or less, then the Fair Market Value of the New Premises shall be the average of Landlord’s Value and Tenant’s Value.  If Landlord’s Value and Tenant’s Value differ by more than 10% of the higher of such amounts, then the appraisers selected by Landlord and Tenant shall jointly select a third appraiser and the third appraiser shall be instructed to render his determination of the fair market value of the New Premises, using the assumptions described above (the “Third Appraiser’s Value”).  If the Third Appraiser’s Value is within the range established by Landlord’s Value and Tenant’s Value, then the Fair Market Value of the New Premises shall be the average of the Third Appraiser’s Value and whichever of Landlord’s Value and Tenant’s Value is closest in amount to the Third Appraiser’s Value.  If the Third Appraiser’s Value is outside the range established by Landlord’s Value and Tenant’s Value, then the Fair Market Value of the New Premises shall be whichever of Landlord’s Value and Tenant’s Value is closer in amount to the Third Appraiser’s Value.  Each appraiser selected pursuant to this paragraph shall be an independent real estate appraiser that (i) neither Landlord nor Tenant, nor any of their respective Affiliates, has engaged during the immediately preceding period of three years, and (ii) has at least five years of experience in appraising properties that are similar in character to the New Premises.

(C)           Within ten days after the determination of Fair Market Value, each of Landlord and Tenant shall notify the other whether or not it is willing to sell or purchase, as the case may be, the New Premises for a price equal to the Fair Market Value.  If Landlord is willing to sell and Tenant is willing to purchase the New Premises for a price equal to the Fair Market Value, then such sale shall be consummated within 60 days after the determination of the Fair Market Value.  The New Premises shall be sold on an “as is” basis and the purchase price shall be payable in cash at closing.  If Tenant shall breach its obligation to consummate such purchase, such breach shall constitute a default by Tenant under this Lease and, in addition to its rights hereunder, Landlord shall be entitled to specific performance as well as all other rights and remedies available at law or in equity.  If Landlord is not willing to sell the New Premises at the Fair Market Value, then Landlord shall not be obligated to do so, but Landlord shall thereafter, for a period of twelve months, be precluded from selling the New Premises to a third party (subject to the provisions of Paragraph 72(D) in the event Landlord receives an unsolicited offer to purchase the New Premises at a price greater than the Fair Market Value).  If Tenant is not willing to purchase the New Premises at the Fair Market Value, then Tenant shall not be obligated to do so, but Landlord shall thereafter, for a period of twelve months, be free to sell the New Premises to a third party for a price equal to or greater than the Fair Market Value.  If, prior to the end of such twelve month period, Landlord has entered into a binding contract with a third party for the sale of the New Premises, the closing of such sale may occur after such twelve month period.

(D)  If Landlord shall receive an unsolicited offer from an unrelated third party to purchase the New Premises for a price and on other terms and conditions that Landlord is prepared to accept (the “Third Party Offer”), Landlord shall notify Tenant of such offer and Tenant shall have the right to purchase the Premises at the price and on the other terms and conditions as are contained in the Third Party Offer.  Tenant shall have fifteen days to elect in writing to purchase the New Premises at such price and on such terms and conditions.  Tenant’s failure to deliver such election shall be deemed a rejection of its right to purchase the New Premises on such terms.  If Tenant elects to purchase the New Premises in accordance with this Paragraph 72(D), the closing shall take place within 60 days after the delivery of Tenant’s election.  If Tenant does not timely elect to acquire the New Premises, Landlord shall be free to accept the Third Party Offer and to sell the New Premises to such third party pursuant thereto without being required to comply with the provisions of Paragraph 72(A), 72(B) or 72(C).

(E)  Time is of the essence with respect to all of Tenant’s obligations under this Paragraph 72.  The rights afforded Tenant pursuant to this Paragraph 72 are personal to Sid Tool Co., Inc., are non-transferable by operation of law or otherwise, and are subject to then existing rights, if any, granted to other tenants at the Building.”

ARTICLE III

Broker

3.1 Landlord and Tenant each represents that this Fifth Amendment was not brought about by any broker and all negotiations with respect to this Fifth Amendment were conducted exclusively between Landlord and Tenant.  Each of Landlord and Tenant agree that if any claim is made for commissions by any broker through or on account of any acts of such party, Landlord or Tenant, as the case may be, will indemnify, defend and hold the other party free and harmless from any and all losses, liabilities, damages, costs and expenses in connection therewith, including Landlord’s or Tenant’s reasonable attorneys’ fees and disbursements.

ARTICLE IV

Ratification

4.1 Tenant represents and warrants that the Lease is presently in full force and effect, that it knows of no event of default on the part of Landlord and that Tenant has no defense or right of offset in connection with Landlord’s performance under the Lease to this date.

4.2 The parties hereby ratify and confirm all of the terms, covenants and conditions of the Lease, except to the extent that those terms, covenants and conditions are amended, modified or varied by this Fifth Amendment. If there is a conflict between the provisions of the Lease and the provisions of this Fifth Amendment, the provisions of this Fifth Amendment shall control.

4.3 This Fifth Amendment shall be binding upon and shall inure to the benefit of the parties hereto and there respective successors and/or assigns.

4.4 This Fifth Amendment may be executed in counterparts, each of which when so executed and delivered will be considered an original, but all of which will constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Fifth Amendment to Lease Agreement as of the day and year first above written.

                    MITCHMAR ATLANTA PROPERTIES, INC.

                    By:_____________________________
                    Name:
                    Title:

                    SID TOOL CO., INC.

                    By:_____________________________
                    Name:
                    Title:

Exhibit B
Monthly and Annual Rent Payments
For The Period from July 1, 2007 through June 30, 2030

Lease Period		Monthly	Annual
From	To	Rent	Rent

7/1/2007	6/30/2008	139,616.00	1,675,392.00
7/1/2008	6/30/2009	185,482.67	2,225,792.00
7/1/2009	6/30/2010	186,430.80	2,237,169.50
7/1/2010	6/30/2011	186,430.80	2,237,169.50
7/1/2011	6/30/2012	187,577.46	2,250,929.50
7/1/2012	6/30/2013	191,091.55	2,293,098.74
7/1/2013	6/30/2014	191,091.55	2,293,098.74
7/1/2014	6/30/2015	192,266.89	2,307,202.74
7/1/2015	6/30/2016	195,868.85	2,350,426.13
7/1/2016	6/30/2017	195,868.85	2,350,426.13
7/1/2017	6/30/2018	197,073.56	2,364,882.73
7/1/2018	6/30/2019	200,765.55	2,409,186.75
7/1/2019	6/30/2020	200,765.55	2,409,186.75
7/1/2020	6/30/2021	202,000.39	2,424,004.77
7/1/2021	6/30/2022	205,784.70	2,469,416.40
7/1/2022	6/30/2023	205,784.70	2,469,416.40
7/1/2023	6/30/2024	207,050.40	2,484,604.86
7/1/2024	6/30/2025	210,929.32	2,531,151.80
7/1/2025	6/30/2026	210,929.32	2,531,151.80
7/1/2026	6/30/2027	212,226.66	2,546,719.98
7/1/2027	6/30/2028	216,202.55	2,594,430.60
7/1/2028	6/30/2029	216,202.55	2,594,430.60
7/1/2029	6/30/2030	217,532.33	2,610,387.98